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                                                                   EXHIBIT 10.19

                              CONSULTING AGREEMENT

         This Agreement is entered into as of the 30th day of August, 1999 by and between ZLand, Inc., a Delaware corporation ("ZLand.com") and Jack Harding ("Consultant").

         In consideration of the mutual promises contained herein, ZLand.com and Consultant agree as follows:

         1. SERVICES.

         ZLand.com hereby retains Consultant as an independent contractor, and not as an employee, to perform consulting services for ZLand.com and to carry out the project or projects specified on the Description of Work attached hereto as Exhibit A, on the terms and conditions set forth herein and on such Description of Work (Consultant's "Services"). Exhibit A, the Description of Work, is hereby incorporated by reference.

         2. PAYMENT FOR SERVICES.

         In consideration for Consultant's Services, ZLand.com shall pay Consultant the fees set forth on Exhibit A, subject to the limitations, terms and conditions therein.

         3. TERM AND TERMINATION.

         This Agreement shall commence on the date first written above and shall continue for the period described on the Description Work, unless sooner terminated by either party, with or without cause, for any reason whatsoever, upon 90 days written notice. In addition, this Agreement may be terminated by ZLand.com immediately upon written notice to Consultant if Consultant is not performing in compliance with the Description of Work, if performance is unsatisfactory to ZLand.com's standards or in the event of any breach hereof.

         Upon termination of this Agreement for any reason, each party shall be released from all obligations and liabilities to the other occurring or arising after the date of such termination, except as provided in Section 10(e) and except that any termination of this Agreement shall not relieve Consultant or ZLand.com from any liability arising from any breach of this Agreement.

         4. RELATIONSHIP OF PARTIES.

         It is agreed that Consultant's Services are made available to ZLand.com on the basis that Consultant shall retain Consultant's individual professional status and is an independent contractor to ZLand.com and not a ZLand.com employee. Consultant shall use Consultant's own discretion in performing the tasks assigned, subject to the general direction of ZLand.com and subject to the express condition that Consultant shall at all times comply with applicable law.


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         Consultant will not be eligible for any ZLand.com employee benefits and
ZLand.com will not make deductions from its fees to Consultant for taxes, insurance, bonds or any other subscription of any kind.

         Consultant acknowledges and agrees that it is obligated to report as income and pay all applicable taxes in a timely manner on all compensation received by Consultant pursuant to this Agreement, and Consultant agrees to indemnify, hold harmless and defend ZLand.com to the extent of any obligation imposed on ZLand.com to pay any withholding taxes, social security, workers' compensation, unemployment or disability insurance or similar items, including interest and penalties thereon, in connection with any payments made to Consultant by ZLand.com pursuant to this Agreement or imposed upon ZLand.com if Consultant is determined not to be an independent contractor.

         If required by law or upon request of ZLand.com, Consultant shall maintain workers compensation and state disability insurance, as well as adequate insurance to protect itself from and indemnify ZLand.com against claims giving rise to any indemnification under this Section 4.

         5. CONFIDENTIALITY.

         Consultant agrees that Consultant shall keep in confidence all information relating to the products, product plans, methods of manufacture, trade secrets, secret processes, customers, partners, partner products and markets of ZLand.com and all other confidential knowledge, data and information related to the business or affairs of ZLand.com (collectively, "Confidential Information") that may be acquired pursuant to or in connection with this Agreement or the relationship or relationships contemplated by this Agreement. During and after the term of this Agreement, Consultant will not, without the prior written consent of an officer of ZLand.com, publish, communicate, divulge or disclose any of such Confidential Information. If any portion of the work performed pursuant to this Agreement is of a classified nature, or develops into such, Consultant agrees to preserve the secrecy of such work in compliance with all applicable rules and regulations of the United States. Upon termination of this Agreement and at the request of ZLand.com, Consultant will return to ZLand.com all records, data, notes, reports, sketches, material, equipment and other documentation and other property, and all reproductions of the same, furnished by ZLand.com or developed or prepared pursuant to the relationship or relationships hereunder.

         Notwithstanding the foregoing, it is agreed that Confidential Information shall not include any information which: (a) is known to Consultant at the time of disclosure to Consultant by ZLand.com; (b) has become publicly known through no wrongful act of Consultant; (c) has been rightfully received by Consultant from a third party without restriction on disclosure and without breach of any agreement with ZLand.com; (d) has been independently developed by Consultant; (e) has been approved for release by written authorization executed by an authorized officer of ZLand.com; or (f) is required to be disclosed by Consultant pursuant to a requirement of law.


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         6. PROPRIETARY INFORMATION.

         Consultant shall not remove any ZLand.com property from ZLand.com's premises without the prior written consent of ZLand.com. All intellectual property that is produced in whole or in part by Consultant in the course of the relationship or relationships established by this Agreement, including without limitation notes, reports, documentation, drawings, computer programs (source code, object code and listings), customer lists, inventions, creations, works, devices, masks, mask works, models, work-in-progress and deliverables (collectively, "Proprietary Information") shall be the sole property of ZLand.com, and Consultant hereby assigns to ZLand.com all right, title and interest in and to the Proprietary Information, including but not limited to all patent rights, copyrights (including audiovisual copyrights), mask work rights, trade secret rights and other proprietary rights therein. During and after the term of this Agreement, Consultant and its associates shall assist ZLand.com and its nominees in every reasonable way, at ZLand.com's expense, to document, secure, maintain and defend for ZLand.com's own benefit in any and all countries all copyrights (including audiovisual copyrights), patent rights, mask work rights, trade secret rights and other proprietary rights in and to the Proprietary Information.

         7. OTHER PROPRIETARY RIGHTS.

         Not Applicable

         8. NO CONFLICTS; NON-COMPETITION.

         Consultant represents and warrants that Consultant is free to enter into this Agreement and that the performance of this Agreement by Consultant will not conflict with or constitute a breach under any other agreement to which Consultant is bound. ZLand.com and Consultant agree that Consultant is free to engage in other employment or consulting activity during the term of this Agreement, provided that Consultant does not during the term of this Agreement engage in any such employment or consulting services or enter into any agreement inconsistent with or in conflict with any provision hereof. Without limiting the foregoing, Consultant agrees that Consultant shall not at any time during the term of this Agreement, as an officer, director, employee, consultant, principal or trustee on behalf of any other person, firm, corporation or other entity, engage in any business or activity that competes with the business of ZLand.com as now conducted or as conducted as of the time Consultant ceases to provide Services to ZLand.com, nor shall Consultant solicit or actively assist any person, firm, corporation or other entity in soliciting, any customer of ZLand.com for purposes competitive with the business of ZLand.com.

         9. SOLICITATION OF EMPLOYEES.

         In consideration for the mutual promises contained herein, Consultant agrees not to solicit the services of or employ any of ZLand.com's employees during the term of this Agreement and for a period of twelve (12) months thereafter without ZLand.com's prior written consent.

         10. MISCELLANEOUS.

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         (a) ASSIGNMENT. The rights and liabilities of the parties hereto shall bind and inure to the benefit of their respective successors, executors and administrators, as the case may be; provided however that, since ZLand.com has specifically contracted for Consultant's Services, Consultant may not assign or delegate its obligations under this Agreement either in whole or in part without the prior written consent of ZLand.com. ZLand.com may in its discretion assign this Agreement in whole or in part.

         (b) EQUITABLE RELIEF. Because Consultant shall have access to and become acquainted with Confidential Information and Proprietary Information of ZLand.com, Consultant acknowledges that breach of any of the provisions of this Agreement by Consultant shall result in irreparable harm to ZLand.com, and Consultant agrees that ZLand.com shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that ZLand.com may have.

         (c) GOVERNING LAW; SEVERABILITY. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California. Both parties agree that any litigation or arbitration between the parties shall take place in Orange County, California, and both parties waive any objection to personal jurisdiction or venue in any forum located in that County. If any provision of this Agreement other than those provisions relating to the assignment of rights to ZLand.com is found by a court of competent jurisdiction to be unenforceable for any reason, the remainder of this Agreement shall continue in full force and effect.

         (d) NOTICES. Any notice required or permitted hereunder shall be given to the appropriate party at the address specified beneath such party's signature below or at such other address as the party may hereafter specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address, three (3) business days after the date of mailing if sent by certified or registered mail, or one (1) business day after the date of deposit with Federal Express or similar overnight courier.

         (e) SURVIVAL OF TERMS. The provisions of Sections 5, 6, 7, 8, 9 and 10 shall survive termination of this Agreement.

         (f) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

         (g) WAIVER. No waiver or modification of any of the terms or provisions of this Agreement shall be valid unless contained in writing and signed by both parties.

         (h) ENTIRETY. This Agreement, including Exhibit A, contains the entire understanding of the parties with respect to the subject matter hereof, and there are no representations, warranties, promises or undertakings other than those contained herein. This Agreement supersedes and cancels all previous agreements between the parties.


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         IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first set forth above.


"ZLAND.COM"                                      "CONSULTANT"

ZLAND, INC.                                      JACK HARDING
27081 Aliso Creek Rd.
Aliso Viejo, CA 92656


By: /s/ GLENN  ABOOD                             /s/ JACK HARDING
    -----------------------------                -------------------------------
        Glenn E. Abood, President                    Jack Harding


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                                    EXHIBIT A

                               DESCRIPTION OF WORK

         1. NAME OF CONSULTANT: Jack Harding

         2. TERM OF CONSULTING AGREEMENT.

         The Consulting Agreement shall continue for 24 months from the date hereof, unless earlier terminated in accordance with Section 3 of the Consulting Agreement.

         3. SERVICES TO BE PROVIDED.

         Consultant shall render such services as ZLand.com may from time to time request in writing in connection with the projects described below.

Description of project and general description of work to be done:

Provide assistance to ZLand's CEO and COO to establish strategic relationships with ISPs, equipment manufacturers and telecom providers.

Provide assistance to ZLand's CEO and COO in connection with any private or public financings conducted by ZLand during the term of this Agreement.

         4. FEE SCHEDULE.

            a. FEES

In consideration for the Services to be provided by Consultant hereunder, ZLand.com shall pay Consultant a retainer in the amount of $108,000 for the first 6 months of the contract. Consultant shall be paid monthly in the amount of $18,000 per month. Thereafter, the stock options referred to below shall be considered full and complete compensation for Consultant's work for the remainder of the contract.

Consultant shall receive 246,000 shares of ZLand non-statutory options with an exercise price of $9.00 per share (current fair market value). 210,000 of these options will vest at a rate of 1/24 of 210,000 shares per month beginning September 30, 1999 and at the end of each month thereafter. The remaining 36,000 shall vest at the rate of 2,000 shares per month beginning February 28, 2000 and on the last day of each month thereafter. If Consultant's Services are terminated without cause by ZLand.com, or if there is a change of control of ZLand.com, the options shall vest immediately upon such termination or change of control and be exercisable for one year thereafter. For purposes hereof, a "change of control" shall mean an Ownership Change in which the stockholders of ZLand.com before such Ownership Change do


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not retain, directly or indirectly, at least a majority of the beneficiary interest in the voting stock of the Company after such transaction or in which ZLand.com is not the surviving corporation. For purposes of this Agreement an "Ownership Change" shall be deemed to have occurred if any of the following occurs with respect to ZLand.com:

         (i) the direct or indirect sale or exchange by the shareholders of ZLand.com of all or substantially all of the stock in ZLand.com;

         (ii) a merger or consolidation in which ZLand.com is a minority party;

         (iii) the sale, exchange, or transfer of all or substantially all of the assets of ZLand.com; or

         (iv)   a liquidation or dissolution of ZLand.com.

         B. EXPENSES

Consultant shall be entitled to receive reimbursement for any reasonable expenses incurred in connection with performance of the Services as long as prior approval of ZLand.com is obtained in the manner specified by the Consulting Agreement and appropriate receipts are presented.

         5. EQUIPMENT.

         Consultant shall supply all equipment required to be used by Consultant and his associates to complete the Services pursuant to the Consulting Agreement.

         6. CONSULTING AGREEMENT.

         This Exhibit A is part of and incorporated by reference into the Consulting Agreement referred to in paragraph 2 above.


"ZLAND.COM"                                      "CONSULTANT"

Z LAND, INC.                                     JACK HARDING


By: /s/ GLENN ABOOD                              /s/ JACK HARDING
    ---------------------------------            -------------------------------
        Glenn E. Abood, President                    Jack Harding


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